Exhibit 99.1

FOR IMMEDIATE RELEASE

Crawford & Company® Announces New Five-Year,

$450 Million Revolving Credit Facility

New arrangement increases facility size, lowers borrowing costs and improves financial flexibility

ATLANTA (October 12, 2017) – Crawford & Company® (www.crawfordandcompany.com) (NYSE: CRD-A and CRD-B), the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, today announced the execution of a new five-year, $450 million senior secured revolving credit facility with a syndicate of banks led by Wells Fargo Bank, National Association; Bank of America, N.A and Citizens Bank, N.A.

The new facility, which matures in November 2022, replaces an existing $400 million revolving credit facility.

“We are pleased to enter into this new revolving credit facility, which provides us with increased borrowing capacity and the financial flexibility to support our global strategic goals,” said Harsha V. Agadi, president and chief executive officer of Crawford & Company. “Additionally, we will benefit from reduced borrowing costs, an extension of the credit facility maturity to 2022 and improved access to capital. We appreciate the continued support of our lender group, who we have partnered with for some time.”

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world’s largest publicly listed independent provider of claims management solutions to insurance companies and self-insured entities with an expansive global network serving clients in more than 70 countries. The Crawford Solution® offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers compensation claims and medical management, and legal settlement administration. More information is available at www.crawfordandcompany.com.

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